EXHIBIT 10.2
2010-2 AMENDMENT
TO THE
STEELCASE INC.
EXECUTIVE SEVERANCE PLAN
          This 2010-2 Amendment to the STEELCASE INC. EXECUTIVE SEVERANCE PLAN (the “Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of December 1, 2009.
          Pursuant to Section 6 of the Plan, the Company amends the Plan as follows:
A.
          Sections 1.37 and 1.45 are amended and replaced in their entirety with the following:
          SECTION 1.37 “Pro Rata Bonus” shall be the amount equal to an Eligible Employee’s annual bonus (excluding any bonuses relating to the long-term component under the MIP or any successor plan thereto) for the year in which the Severance occurs determined based on the actual achievement of applicable performance targets, pro-rated for the period of the Eligible Employee’s employment with the Company or an Affiliate during the fiscal year in which the Severance Date occurs.
          SECTION 1.45 “Target Bonus” means with respect to calculating the Severance Pay, the CIC Severance Pay or the CIC Pro Rata Bonus, an Eligible Employee’s target annual bonus (excluding any bonuses relating to the long-term component under the MIP or any successor plan thereto) for the year in which the Severance or CIC Severance occurs; provided, that where an Eligible Employee’s target annual bonus is expressed as a percentage of base salary, then Target Bonus shall be calculated by multiplying such percentage immediately prior to the Severance Date by the Eligible Employee’s Base Salary.
B.
          In all other respects, the Plan remains unchanged.
          IN WITNESS OF WHICH, the Company executes this 2010-2 Amendment to the Plan.

STEELCASE INC.

Dated:	December 10, 2009	By:	/s/ Nancy W. Hickey

Nancy W. Hickey
		Its:	Senior Vice President,
Chief Administrative Officer